NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

RECOMMENDING

ACCEPTANCE

OF THE IMPROVED OFFER BY

FIRST QUANTUM MINERALS LTD.

TO ACQUIRE ALL OF THE COMMON SHARES OF

ADASTRA MINERALS INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADASTRA SHAREHOLDERS
ACCEPT
THE IMPROVED FIRST QUANTUM OFFER
AND TENDER THEIR COMMON SHARES

April 18, 2006

Notice to United States Shareholders

The offer to which this Notice of Change to Directors’ Circular relates is made for the securities of a Canadian issuer and, while the offer is subject to disclosure requirements in Canada, investors should be aware that these requirements are different from those of the United States. The enforcement by investors of civil liabilities under United States federal securities law may be affected adversely by the fact that Adastra Minerals Inc. is located outside the United States and that some or all of its officers and directors are residents of countries other than the United States.

TABLE OF CONTENTS

CAUTION REGARDING FORWARD-LOOKING STATEMENTS	2
CURRENCY AND EXCHANGE RATES	3
INFORMATION REGARDING FIRST QUANTUM	3
NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR	4
FIRST QUANTUM’S IMPROVED OFFER	4
RECENT DEVELOPMENTS	5
REASONS FOR THE BOARD’S RECOMMENDATION	7
INTENTIONS WITH RESPECT TO THE IMPROVED FIRST QUANTUM OFFER	8
OTHER CONSIDERATIONS	9
AGREEMENTS RELATING TO THE IMPROVED FIRST QUANTUM OFFER	9

DIRECTORS AND SENIOR OFFICERS OF ADASTRA

AND OWNERSHIP OF SECURITIES	15
PRINCIPAL SHAREHOLDERS OF ADASTRA	15
TRADING IN SECURITIES OF ADASTRA	15
ISSUANCES OF SECURITIES OF ADASTRA	16
OWNERSHIP OF SECURITIES OF FIRST QUANTUM	16

RELATIONSHIP BETWEEN FIRST QUANTUM AND DIRECTORS,

SENIOR OFFICERS AND SHAREHOLDERS OF ADASTRA	16
MATERIAL CHANGES IN THE AFFAIRS OF ADASTRA	16
OTHER INFORMATION	16
STATUTORY RIGHTS	17
APPROVAL OF THE NOTICE OF CHANGE	17
CONSENT OF N M ROTHSCHILD & SONS LIMITED	18
CERTIFICATE	19
SCHEDULE A - OPINION OF N M ROTHSCHILD & SONS LIMITED	A-1

This communication is being made in respect of the share exchange take-over bid by First Quantum Minerals Ltd. (“First Quantum”) for common shares of Adastra Minerals Inc. (“Adastra”). First Quantum has filed with the United States Securities and Exchange Commission (“SEC”) a registration statement on Form F-80, as amended, which includes the offer and take-over bid circular. First Quantum, if required, will file other documents regarding the transaction with the SEC and the Canadian securities regulatory authorities. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the documents filed with the SEC free of charge at the SEC's website (www.sec.gov). Canadian shareholders will also be able to obtain information filed in respect of this bid at www.sedar.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Notice of Change to Directors’ Circular includes “forward-looking statements” within the meanings of the United States Securities Act of 1933, as amended and, the United States Securities Exchange Act of 1934, as amended, and “forward-looking information” within the meaning of the Securities Act (Ontario) (together, “forward-looking statements”). All statements, other than statements of historical facts, included in this Notice of Change to Directors’ Circular that address activities, events, transactions or developments that Adastra expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of Adastra’s business, operations, plans and other such matters are forward-looking statements. When used in this Notice of Change to Directors’ Circular, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.

Statements made in this Notice of Change to Directors’ Circular about the anticipated impact of the Improved First Quantum Offer (as defined herein) may have on the combined operations of Adastra and First Quantum, as well as the expected results from this transaction, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Adastra or First Quantum to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to international operations, including those in the Democratic Republic of Congo, risks related to joint venture operations, risks related to the development of Adastra’s Kolwezi Project, risks related to obtaining necessary project financing on the terms currently anticipated (or at all), actual results of current exploration activities, actual results of reclamation activities, risks related to construction, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper and cobalt, risks related to the integration of acquisitions, the effect on Adastra’s near-term share price should the Improved First Quantum Offer fail, as well as those factors discussed in the public disclosure documents of Adastra and First Quantum. Although attempts have been made to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

Terms with initial capitals used and not otherwise defined in this Notice of Change to Directors’ Circular shall have the respective meanings ascribed to them in the Directors’ Circular (as defined herein).

CURRENCY AND EXCHANGE RATES

All references to ‘‘$’’ or ‘‘dollars’’ in this Notice of Change to Directors’ Circular refer to United States dollars, unless otherwise indicated.

The following table sets forth the average exchange rate for one U.S. dollar expressed in Canadian dollars for each period indicated, and the exchange rate at the end of such period, based upon the noon buying rates provided by the Bank of Canada:

	Year Ended December 31
	2005	2004	2003
Rate at end of period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.1659	1.2036	1.2924
Average rate for period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.2116	1.3015	1.4015

On April 17, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was Cdn.$1.1453. On April 17, 2006, the exchange rate for one British pound expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was Cdn.$2.0286.

INFORMATION REGARDING FIRST QUANTUM

All information provided in this Notice of Change to Directors’ Circular relating to First Quantum is derived from information contained in the First Quantum Circular (as defined herein) and other information contained in public filings made by First Quantum with securities regulatory authorities in Canada or otherwise made publicly available by First Quantum. The Board of Directors does not assume any responsibility for the accuracy or completeness of such information.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

This Notice of Change to Directors’ Circular (“Notice of Change”) modifies the Directors’ Circular dated February 17, 2006 and Notice of Change to Directors’ Circular dated March 24, 2006 (together, the “Directors’ Circular”) issued by the board of directors (the “Board of Directors”) of Adastra Minerals Inc. (“Adastra”) in connection with the share exchange offer made by First Quantum Minerals Ltd. (“First Quantum”) to acquire all of the outstanding common shares of Adastra (the “Adastra Shares”), upon the terms and subject to the conditions set forth in the offer and accompanying circular of First Quantum dated February 2, 2006, as amended by the Notice of Variation and Extension dated March 10, 2006, the Notice of Variation and Extension dated March 21, 2006, the Notice of Variation and Extension dated April 3, 2006 (collectively, the “Initial First Quantum Offer”), and as further amended by the Notice of Variation and Extension dated April 18, 2006 (the “Improved First Quantum Offer”). The Initial First Quantum Offer and accompanying circular of First Quantum dated February 2, 2006, the Notice of Variation and Extension dated March 10, 2006, the Notice of Variation and Extension dated March 21, 2006, the Notice of Variation and Extension dated April 3, 2006 and the Notice of Variation and Extension dated April 18, 2006 are collectively referred to herein as the “First Quantum Circular”.

In this Notice of Change the term “IFI Rights” refers to the rights granted to the International Finance Corporation and to the Industrial Development Corporation of South Africa Limited to convert their shareholdings in Kingamyambo Musonoi Tailings S.A.R.L. into Adastra Shares upon, among other things, the acquisition by one or more persons of more than 50% of the Adastra Shares, as described in the Directors’ Circular.

FIRST QUANTUM’S IMPROVED OFFER

The Improved First Quantum Offer was made pursuant to the terms and conditions of a support agreement dated April 11, 2006 between Adastra and First Quantum (the ‘‘Support Agreement’’). See ‘‘Agreements Relating to the Improved First Quantum Offer – Support Agreement’’. The Improved First Quantum Offer will be open for acceptance until 11:59 p.m. (Toronto time) on April 28, 2006 (the ‘‘Expiry Time’’), unless extended or withdrawn.

Pursuant to the Improved First Quantum Offer, First Quantum has increased the consideration offered to Adastra shareholders to, at the election of each Adastra shareholder, (a) Cdn.$2.92 in cash for each Adastra Share (the “Cash Alternative”), or (b) one First Quantum common share and Cdn.$0.265 in cash (in lieu of being entitled to First Quantum’s May 10, 2006 dividend) for every 14.76 Adastra Shares (the “Share Alternative”) subject, in each case, to pro ration based upon the maximum amount of cash and First Quantum common shares offered.

The maximum amount of cash payable by First Quantum pursuant to the Improved First Quantum Offer (including in respect of the Cdn.$0.265 in cash for every 14.76 Adastra Shares paid to Adastra shareholders who elect the Share Alternative) has been increased such that it shall not exceed Cdn.$0.475 multiplied by the number of outstanding Adastra Shares on a fully diluted basis (but excluding the IFI Rights) on April 18, 2006 (the “Maximum Cash Consideration”). Based on the number of Adastra Shares outstanding on a fully diluted basis on April 11, 2006 (but excluding the IFI Rights), the Maximum Cash Consideration would be approximately Cdn.$41.0 million. The maximum number of First Quantum common shares issuable by First Quantum pursuant to the Improved First Quantum Offer shall not exceed the number of outstanding Adastra Shares on a fully diluted basis (but excluding the IFI Rights) on April 18, 2006 divided by 17.5 (the “Maximum Share Consideration”). Based on the number of Adastra Shares outstanding on a fully diluted basis on

April 11, 2006 (but excluding the IFI Rights), the Maximum Share Consideration would be approximately 4.9 million First Quantum common shares.

Assuming that either all Adastra shareholders tender to the Cash Alternative or all Adastra shareholders tender to the Share Alternative, each Adastra shareholder would be entitled to receive Cdn.$0.475 in cash and approximately 0.057 of a First Quantum common share for each Adastra Share tendered, subject to adjustment for fractional shares. In light of the total amount of cash available under the Improved First Quantum Offer relative to the size of the Improved First Quantum Offer, it is unlikely that Adastra shareholders who elect to receive the Cash Alternative will receive only cash consideration for their Adastra Shares. Conversely, in light of the total number of First Quantum common shares available under the Improved First Quantum Offer relative to the size of the Improved First Quantum offer, it is unlikely that Adastra shareholders who elect to receive the Share Alternative will receive only First Quantum common shares in consideration for their Adastra Shares.

Assuming that all of the conditions of the Improved First Quantum Offer are satisfied or waived, all Adastra shareholders who have already deposited their Adastra Shares to the Initial First Quantum Offer will receive for their Adastra Shares the increased consideration under the Improved First Quantum Offer.

RECENT DEVELOPMENTS

In addition to the disclosure set forth below, Adastra shareholders are referred to the Directors’ Circular for a more comprehensive discussion of the background to the Initial First Quantum Offer.

Between March 30 and April 11, 2006, management of Adastra and First Quantum, together with their financial advisors, had several discussions culminating in negotiations with respect to the Improved First Quantum Offer and the Support Agreement.

On March 30, 2006, Adastra’s legal counsel contacted legal counsel to First Quantum in order to request that certain senior officers of Adastra be put in touch with Philip Pascall, the Chief Executive Officer of First Quantum. The basis of the request was that Adastra wished to discuss the possibility of a negotiated transaction in light of the increase to the implied value of the Initial First Quantum Offer resulting from the recent rise in the trading price of First Quantum’s common shares.

On March 31, 2006, Timothy Read, the President and Chief Executive Officer of Adastra, and Bernard Vavala, the Chairman of Adastra and the Special Committee, telephoned Mr. Pascall and Clive Newall, the President of First Quantum, to initiate discussions regarding a potential negotiated transaction. Mr. Read and Mr. Vavala advised Mr. Pascall that the Board of Directors had discussed the fact that the increased trading price of First Quantum’s common shares had resulted in the implied value of the Initial First Quantum Offers being in the range of values that the Board of Directors might be prepared to support. However, Mr. Read and Mr. Vavala expressed the Board of Directors’ concern that Adastra shareholders might prefer a cash alternative in order to avoid any exposure to potential volatility in the trading price of First Quantum’s common shares. Mr. Pascall and Mr. Newall responded that, while the support of Adastra’s Board of Directors was certainly of interest, First Quantum was reluctant to take any further action without a more definitive indication from Adastra regarding the terms upon which the Board of Directors might be willing to support a transaction. Nevertheless, it was agreed that the financial advisors to Adastra and First Quantum should have a discussion as soon as possible that day in order to determine whether there was sufficient common ground between the parties to justify pursuing discussions in respect of a negotiated transaction.

Later on March 31, 2006, representatives of RBC Capital Markets (“RBC”), financial advisors to First Quantum, had a telephone conversation with representatives of N M Rothschild & Sons Limited (“Rothschild”), financial advisors to Adastra, during which the possibility of a negotiated transaction between Adastra and First Quantum was further pursued. RBC requested that Rothschild provide the terms upon which the Board of Directors would be prepared to negotiate a supported transaction. Shortly thereafter, Rothschild provided RBC with a non-binding memorandum setting out indicative, high-level terms on which such a transaction might be possible.

On April 4, 2006, at the request of RBC, Rothschild, senior management of Adastra and members of the Special Committee, senior management of First Quantum and RBC met to discuss the proposed financial terms of a negotiated transaction with First Quantum.

Later on April 4, 2006, the Special Committee met with its financial and legal advisors to consider the proposed terms of the Improved First Quantum Offer. At such meeting, Adastra’s financial advisor, Rothschild, orally presented its opinion that the consideration under the Improved First Quantum Offer was fair, from a financial point of view, to Adastra shareholders. After discussion, the Special Committee resolved to report to the Board of Directors its view that the financial terms of the Improved First Quantum Offer were fair, from a financial point of view, and in the best interests of Adastra and Adastra shareholders and to recommend that Adastra enter into negotiations with First Quantum on the basis of such financial terms with a view to entering into a support agreement.

The Board of Directors then met with Adastra’s legal advisors to receive the report of the Special Committee. At that meeting, Rothschild orally confirmed to the Board of Directors its opinion as to the fairness to Adastra shareholders of the consideration under the Improved First Quantum Offer from a financial point of view. Based upon the report of the Special Committee, the views of management and the opinion of Rothschild, and having carefully considered these matters, the Board of Directors unanimously resolved to recommend to Adastra shareholders that they should ACCEPT the Improved First Quantum Offer and TENDER their Adastra Shares to the Improved First Quantum Offer and resolved to pursue the negotiation of a satisfactory support agreement with First Quantum.

Over the next several days, legal counsel to Adastra, the Special Committee and First Quantum negotiated and prepared the Support Agreement and the Letter Agreements (as described and defined below). The Support Agreement was finalized and unanimously approved by the Board of Directors in the afternoon (Toronto time) of April 11, 2006 and was subsequently executed by the relevant parties. At approximately 4:00 p.m. (Toronto time) on Tuesday, April 11, 2006, Adastra issued a press release detailing the terms of the Improved First Quantum Offer and stating that it had entered into the Support Agreement.

Subsequently, the Board of Directors received the written fairness opinion from Rothschild dated April 11, 2006 confirming its oral opinion that the Improved First Quantum Offer is fair, from a financial point of view, to the Adastra shareholders. A copy of the Rothschild fairness opinion is attached as Appendix A.

RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE IMPROVED FIRST QUANTUM OFFER AND TENDER THEIR ADASTRA SHARES.

REASONS FOR THE BOARD’S RECOMMENDATION

Pursuant to the Improved First Quantum Offer, First Quantum has increased the consideration offered to Adastra shareholders to, at the election of each Adastra shareholder, (a) Cdn.$2.92 in cash for each Adastra Share, or (b) one First Quantum common share and Cdn.$0.265 in cash (in lieu of being entitled to First Quantum’s May 10, 2006 dividend) for every 14.76 Adastra Shares subject, in each case, to pro ration based upon the Maximum Cash Consideration and the Maximum Share Consideration.

The Board of Directors has carefully considered the Improved First Quantum Offer, including the increase in consideration offered for each Adastra Share and the unanimous recommendation of the Special Committee, and has received the benefit of advice from its financial and legal advisors. The following is a summary of the principal reasons for the Board of Directors’ unanimous recommendation that Adastra shareholders ACCEPT the Improved First Quantum Offer and TENDER their Adastra Shares to the Improved First Quantum Offer.

1.	The Improved Value Represented by the Improved First Quantum Offer.

The Improved First Quantum Offer (assuming full pro ration of the Maximum Cash Consideration and the Maximum Share Consideration and based on the closing price of First Quantum’s common shares on the TSX on April 13, 2006 of Cdn.$51.10) represents a premium of approximately 89% over the closing price of the Adastra Shares on the TSX on January 17, 2005, being the last trading day prior to the announcement by First Quantum of its intention to make the Initial First Quantum Offer.

The implied value of the Improved First Quantum Offer is Cdn.$3.40 based on the closing price of First Quantum’s common shares on the TSX on April 13, 2006 of Cdn.$51.10 (assuming full pro ration of the Maximum Cash Consideration and the Maximum Share Consideration). This is a 16% increase over the Cdn.$2.92 implied value of the Initial First Quantum Offer which the Board of Directors rejected in its Directors’ Circular dated March 24, 2006 (based on First Quantum’s March 23, 2006 closing price of Cdn.$43.82 and assuming full pro ration of the maximum cash and shares then offered). First Quantum has increased the cash offered to Adastra shareholders on a full pro ration basis by approximately Cdn.$0.055 per Adastra share (including approximately Cdn.$0.015 per Adastra Share in lieu of being entitled to First Quantum’s May 10, 2006 dividend payment).

2.	Fairness Opinion.

Rothschild delivered a written opinion to the Special Committee and the Board of Directors that, as at April 11, 2006, subject to the assumptions, limitations and qualifications set forth therein, the consideration under the Improved First Quantum Offer is fair, from a financial point of view, to Adastra shareholders. A copy of Rothschild’s opinion is attached as Appendix A.

The Board of Directors recommends that Adastra shareholders read the Rothschild opinion carefully and in its entirety for a description of the matters considered and limitations on the review undertaken. The Rothschild opinion does not constitute a recommendation to Adastra shareholders as to whether to tender their Adastra Shares to the Improved First Quantum Offer or whether to elect the Cash Alternative or the Share Alternative.

3.	Prospect of Superior Proposals.

Since First Quantum’s announcement of its intention to make the Initial First Quantum Offer on January 18, 2006, Adastra has engaged in a process of pursuing value maximizing alternatives with the assistance of Rothschild. While a number of third parties entered into confidentiality agreements with Adastra and were granted access to Adastra’s data room containing confidential information, and reviewed comprehensive financial and operating information relating to Adastra and its assets, to date Adastra has not received a firm proposal from any third party that the Board of Directors believes could be reasonably expected to deliver as much value for Adastra shareholders as the Improved First Quantum Offer.

4.	Ability to respond to a Superior Proposal and/or Change the Recommendation.

Under the Support Agreement, the Board of Directors remains able to respond, in accordance with its fiduciary duties, to unsolicited bona fide written acquisition proposals that are more favourable, from a financial point of view, to Adastra shareholders than the Improved First Quantum Offer. The Board of Directors may withdraw its recommendation of the Improved First Quantum Offer in certain circumstances, subject to the payment, in certain circumstances, of a termination fee of up to Cdn.$4.8 million (representing up to approximately 1.6% of the aggregate value of the implied offer price of the Improved First Quantum Offer as at April 13, 2006). Additionally, under the Support Agreement, if First Quantum’s average share price over a seven trading day period (immediately prior to a change in recommendation) falls below specified levels, in certain circumstances the Board is entitled to withdraw its recommendation and pay a reduced termination fee or no termination fee at all. See “Agreements Relating to the Improved First Quantum Offer – Support Agreement”.

The Board of Directors believes that the amount of the termination fee and the circumstances in which it is payable are reasonable in light of the benefits of the Improved First Quantum Offer and the process conducted by Adastra with respect to potential value enhancing transactions.

The foregoing summary of the factors considered by the Special Committee and the Board of Directors is not intended to be exhaustive but addresses the material factors considered by the Special Committee and the Board of Directors in reaching their conclusions and recommendations. The Special Committee and the Board of Directors did not assign relative weight to specific factors or determine that any factor was of particular importance. In addition, individual members of the Special Committee and the Board of Directors may have given different weight to different factors. The conclusion and recommendation of the Special Committee and the Board of Directors was made after considering the totality of the information and factors involved.

INTENTIONS WITH RESPECT TO THE IMPROVED FIRST QUANTUM OFFER

Each of the following directors and senior officers of Adastra has entered into a letter agreement with First Quantum (the “Letter Agreements”) governing their dealings with any Adastra Shares and options they hold during the period in which the Offer remains outstanding: John Bentley, T. David Button, Etienne Denis, Paul MacNeill, Bernard Pryor, Timothy Read, Bernard Vavala and Patrick Walsh (collectively, the “Insider Shareholders”). Pursuant to the terms of the Letter Agreements, the Insider Shareholders have agreed, if permitted to do so legally, directly or indirectly through commercially reasonable arrangements, to enter into lock-up agreements with First Quantum providing for the tender of their Adastra Shares (including those issuable upon the exercise of options) to the Improved First Quantum Offer or, if not permitted to do so legally, to refrain from selling or otherwise disposing of their Adastra Shares (including those issuable upon the exercise of options) or any interest therein at any time while the Improved First Quantum Offer remains outstanding (unless the Letter Agreement is terminated). Collectively, the Insider Shareholders hold 6,921,929 Adastra Shares (including those issuable upon the exercise of options), representing 8.0% of the outstanding Adastra Shares on a fully-diluted basis (but excluding the IFI Rights).

OTHER CONSIDERATIONS

Since January 17, 2005, being the last trading day prior to the announcement by First Quantum of its intention to make the Initial First Quantum Offer, to April 13, 2006 the closing price of First Quantum’s common shares on the TSX has varied from a low of Cdn.$33.85 to a high of Cdn.$51.10. First Quantum’s common shares are currently trading near their 52-week high on the TSX. If the market price of First Quantum’s common shares declines, the value of non-cash consideration received by Adastra shareholders under the Improved Offer will decline as well.

If the Improved First Quantum Offer is unsuccessful, as a result of the costs incurred to properly assess and respond to the Initial First Quantum Offer and the Improved First Quantum Offer, it may be necessary for Adastra to raise additional equity in an amount commensurate with such costs. Such equity may be issued at a price lower than the value of the Improved First Quantum Offer.

There may be a negative effect on the near-term market price of Adastra Shares if the Improved First Quantum Offer is unsuccessful.

AGREEMENTS RELATING TO THE IMPROVED FIRST QUANTUM OFFER

Support Agreement

On April 11, 2006 Adastra and First Quantum entered into the Support Agreement, which sets forth, among other things, the terms and conditions upon which the Improved First Quantum Offer is to be made by First Quantum. The following is a summary of the principal terms of the Support Agreement filed by Adastra with the Canadian securities regulatory authorities and available at www.sedar.com. This summary is qualified in its entirety by the full text of the Support Agreement. All capitalized terms used in this summary and not otherwise defined in this Notice of Change have the meanings ascribed to them in the Support Agreement.

The Improved First Quantum Offer

First Quantum agreed to amend the Initial First Quantum Offer by, among other things, increasing the consideration payable thereunder to, at the election of each Adastra shareholder, (a) Cdn.$2.92 in cash for each Adastra Share or (b) one First Quantum Share plus Cdn.$0.265 in cash for every 14.76 Adastra Shares, subject in each case to pro ration. First Quantum also agreed to extend the period during which Shares may be deposited under the Offer to 11:59 p.m. (Toronto time) on April 28, 2006, subject to First Quantum’s right to extend such period from time to time. In addition, First Quantum has agreed that without the prior consent of Adastra, First Quantum will not be permitted to waive the Minimum Tender Condition or otherwise modify or vary the Offer or any of its terms or conditions in a manner that is adverse to Adastra shareholders.

Support of the Improved First Quantum Offer

Adastra has represented and warranted to First Quantum that the Adastra Board, upon consultation with its financial and legal advisors and on receipt of a recommendation from the Special Committee, has determined that the Improved First Quantum Offer is fair to all Adastra shareholders and that the Improved First Quantum Offer is in the best interests of Adastra and the Adastra shareholders. Accordingly, the Adastra Board has approved the making of a unanimous recommendation that Adastra shareholders accept the Improved First Quantum Offer. Adastra has agreed to take all reasonable actions to support the Improved First Quantum Offer and ensure the success of the Improved First Quantum Offer in accordance with the Support Agreement.

Board Representation

Provided that at least a majority of the then outstanding Adastra Shares on a fully-diluted basis (excluding the IFI Rights) are purchased by First Quantum, First Quantum will, promptly and in any event within 10 days of such purchase (and from time to time thereafter), be entitled to designate such number of members of the Adastra Board, and any committee thereof, as is proportionate to the percentage of the outstanding Adastra Shares owned by First Quantum, and Adastra will co-operate with First Quantum, subject to all applicable Laws, to enable First Quantum’s designees to be elected or appointed including, at the request of First Quantum, by using its reasonable best efforts to obtain the resignations of a majority of the incumbent members of the Adastra Board on the date specified by First Quantum and/or to increase the size of the Adastra Board.

No Solicitation

Adastra has agreed that it will not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Adastra or any Subsidiary, (i) make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of Adastra or any Subsidiary, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding an Acquisition Proposal (as defined below); (ii) except in respect of the Mitsubishi Transaction (but no other transaction with Mitsubishi and provided there are no material amendments to the consideration paid or assets acquired) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to First Quantum, the approval or recommendation of the Adastra Board or any committee thereof of the Support Agreement or the Improved First Quantum Offer; (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

The Support Agreement defines an “Acquisition Proposal” as (a) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Adastra or any of its subsidiaries; (b) except in respect of the Mitsubishi Transaction, any sale or acquisition of all or a material portion of the assets of Adastra on a consolidated basis; (c) any sale or acquisition of all or a material portion of the Adastra Shares; (d) any similar business combination or transaction, of or involving Adastra or any of its Subsidiaries, other than with First Quantum; or (e) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than First Quantum.

Adastra has also agreed to immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person (other than First Quantum) by Adastra or any subsidiary or any of its or their representatives or agents with respect to any potential Acquisition Proposal. Adastra has agreed not to release any third party from any confidentiality agreement or standstill agreement and to request the return or destruction of all confidential information provided to any third party which, at any time since November 30, 2005, has entered into a confidentiality agreement or standstill agreement with Adastra relating to a potential Acquisition Proposal. The foregoing will not prevent the Adastra Board from considering and accepting any unsolicited bona fide written Acquisition Proposal which would, if consummated in accordance with its terms, result in a transaction that is more favourable financially to Adastra shareholders than the Improved First Quantum Offer (a “Superior Proposal”) that might be made by any third party, provided that the remaining provisions of the Support Agreement are complied with.

Finally, Adastra has agreed to notify First Quantum, as soon as practicable and in any event within 48 hours, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Adastra or any subsidiary of which Adastra’s directors’, officers, employees, representatives or agents are or became aware, or any amendments to the foregoing.

Superior Proposals

If Adastra receives a request for material non-public information from a party who proposes to Adastra a bona fide Acquisition Proposal and the Adastra Board determines that the failure to provide such party with access to information regarding Adastra would be inconsistent with the fiduciary duties of the Adastra Board, then, and only in such case, Adastra may provide such party with access to information regarding Adastra, subject to the execution of a confidentiality and standstill agreement and to providing First Quantum with a list of all information provided to such party and copies of information provided to such party that has not been previously provided to First Quantum.

Adastra has agreed not to accept, approve or recommend, or enter into any agreement relating to an Acquisition Proposal unless: (i) the Acquisition Proposal constitutes a Superior Proposal; (ii) Adastra has complied with its non-solicitation covenants in the Support Agreement; (iii) five business days have elapsed from the later of the date First Quantum received written notice of Adastra’s proposed determination to accept, approve, recommend or enter into any agreement relating to such Superior Proposal and the date First Quantum received notice of the Acquisition Proposal; (iv) if First Quantum has proposed to amend the terms of the Improved First Quantum Offer in accordance with the Support Agreement, the Adastra Board (after receiving advice from its financial advisors and outside legal counsel) has determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Improved First Quantum Offer by First Quantum; (v) Adastra concurrently terminates the Support Agreement pursuant to the terms of the Support Agreement; and (vi) Adastra pays to First Quantum the termination fee contemplated by the Support Agreement.

Opportunity to Match

Pursuant to the Support Agreement, Adastra has agreed that, during the five business day period referred to in subparagraph (iii) of the preceding paragraph, or such longer period as Adastra may approve for such purpose, First Quantum will have the opportunity, but not the obligation, to propose to amend the terms of the Improved First Quantum Offer. The Adastra Board will review any proposal by First Quantum submitted within such period to amend the terms of the Improved

First Quantum Offer in order to determine, in good faith in the exercise of its fiduciary duties, whether First Quantum’s proposal to amend the Improved First Quantum Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Improved First Quantum Offer. Adastra has agreed that, for the purposes of this opportunity to match, each successive material modification of any Acquisition Proposal will constitute a new Acquisition Proposal and initiate an additional five business day period.

The Adastra Board has agreed to promptly reaffirm its recommendation of the Improved First Quantum Offer by press release after: (i) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) the Adastra Board determines that a proposed amendment to the terms of the Improved First Quantum Offer would result in the Acquisition Proposal not being a Superior Proposal, and First Quantum has so amended the terms of the Improved First Quantum Offer.

Subsequent Acquisition Transaction

The Support Agreement provides that if, within four months after the date of the Improved First Quantum Offer, the Improved First Quantum Offer has been accepted by holders of not less than 90% of the outstanding Adastra Shares (calculated on a fully-diluted basis (excluding the IFI Rights) as at the Expiry Time), First Quantum will, to the extent legally permissible, effect a Compulsory Acquisition, under the Business Corporations Act (Yukon), to acquire the remainder of the Adastra Shares from those Adastra shareholders who have not accepted the Improved First Quantum Offer. If that statutory right of acquisition is not available or, in the event First Quantum takes up and pays for Adastra Shares under the Improved First Quantum Offer representing at least 66 2/3% of the outstanding Adastra Shares (calculated on a fully-diluted basis (excluding IFI Rights) as at the Expiry Time), First Quantum will acquire the remaining Adastra Shares not tendered to the Improved First Quantum Offer by way of statutory arrangement or other Subsequent Acquisition Transaction and the consideration per Adastra Share offered in connection with the Subsequent Acquisition Transaction will be at least equivalent in value to the consideration per Adastra Share offered under the Improved First Quantum Offer. All Adastra Shares held by Adastra shareholders resident in the United Kingdom that are not acquired pursuant to the Improved First Quantum Offer will be acquired in a Compulsory Acquisition or Subsequent Acquisition Transaction whether or not such shareholders resident in the United Kingdom are Qualified Investors.

Termination of the Support Agreement

The Support Agreement may be terminated at any time prior to the time that designees of First Quantum represent a majority of the Adastra Board: (a) by mutual written consent of First Quantum and Adastra; (b) by First Quantum, if any condition to amending the Improved First Quantum Offer for First Quantum’s benefit is not satisfied or waived by April 18, 2006 other than as a result of First Quantum’s default under the Support Agreement; (c) by First Quantum, if the Minimum Tender Condition or any other condition of the Improved First Quantum Offer is not satisfied at the Expiry Time and First Quantum has not elected to waive such condition; (d) by Adastra, if First Quantum does not take up and pay for the Adastra Shares deposited under the Improved First Quantum Offer by May 11, 2006, or, if the foregoing condition has been satisfied but the Expiry Time has not occurred, by the date that is 30 days from the date that the foregoing condition has been met; (e) by either Adastra or First Quantum, if the other party is in default of a material covenant or obligation under the Support Agreement or if any representation or warranty of the other party under the Support Agreement was, as at April 11, 2006, or has since become, untrue or incorrect in any material respect and such default or inaccuracy is not curable or, if curable, is not cured by the Expiry Time; (f) by First Quantum, if: (i) the Adastra Board or any committee thereof withdraws, modifies, changes or qualifies its approval or recommendation of the Support Agreement or the Improved First Quantum Offer in any manner adverse to First Quantum; (ii) the Adastra Board or any committee thereof recommends or approves an Acquisition Proposal; or (iii) the Adastra Board does not reaffirm its recommendation in favour of the Improved First Quantum Offer in a press release or directors’ circular within two business days, and in any event prior to the Expiry Time, after the public announcement of an Acquisition Proposal and a written request by First Quantum for Adastra to do so; or (g) by Adastra, if Adastra proposes to enter into a definitive agreement with respect to a Superior Proposal, provided that Adastra has not breached any of its covenants, agreements or obligations in the Support Agreement.

Termination Fee

Adastra will be obligated to pay a termination fee to First Quantum in an amount to be determined as specified below if the Support Agreement is terminated in any of the following circumstances:

(a)	if the Support Agreement is terminated:
(i)	by First Quantum as a result of the Adastra Board or any committee thereof recommending or approving an Acquisition Proposal;
(ii)

by First Quantum as a result of the Adastra Board not reaffirming its recommendation in favour of the Improved First Quantum Offer in a press release or directors’ circular within two business days, and in any event prior to the Expiry Time, after the public announcement of an Acquisition Proposal and a written request by First Quantum for Adastra to do so; or

(iii)	by Adastra in circumstances where Adastra proposes to enter into a definitive agreement with respect to a Superior Proposal;

First Quantum will be entitled to a termination fee of Cdn.$4.8 million, payable by 12:00 p.m. (Toronto time) on the first business day following the consummation of the Superior Proposal; or

(b)

if the Support Agreement is terminated by First Quantum as a result of the Adastra Board or any committee thereof withdrawing, modifying, changing or qualifying its approval or recommendation of the Support Agreement or the Improved First Quantum Offer in any manner adverse to First Quantum and:

(i)

the volume-weighted average trading price of First Quantum Shares on the TSX over the seven trading day period immediately preceding the date of such withdrawal, modification, change or qualification, divided by 17.5 plus Cdn.$0.475 (the “See-Through Value”) is greater than Cdn.$2.895; and

(ii)	there has been no Material Adverse Effect in respect of First Quantum;

First Quantum will be entitled to a termination fee, payable within 90 days of the date of termination, the amount of which will be determined on a sliding scale, ranging from Cdn.$2.4 million, where the See-Through Value is equal to Cdn.$2.90, to Cdn.$4.8 million, where the See-Through Value is equal to or greater than Cdn.$2.95; provided, in each case, that First Quantum is not in material default in the performance of its obligations under the Support Agreement on the date that the Support Agreement is terminated.

Representations and Warranties

The Support Agreement contains a number of customary representations and warranties of First Quantum and Adastra relating to, among other things: organization; capitalization; the corporate authorization and enforceability of, and board approval of, the Support Agreement and the Improved First Quantum Offer; and the absence of any Material Adverse Effect and certain other changes or events since the date of the respective parties’ most recently filed financial statements. The representations and warranties of Adastra also address various matters relating to the business, operations and properties of Adastra and its subsidiaries, including: absence of litigation or other actions which if determined adversely would reasonably be expected to have a Material Adverse Effect; employee severance payments upon a change of control; and accuracy of reports required to be filed with applicable securities regulatory authorities. In addition, First Quantum has represented that it has made adequate arrangements to ensure that the required funds are available to effect payment in full of the cash consideration for all of the Adastra Shares acquired pursuant to the Improved First Quantum Offer.

Conduct of Business

First Quantum and Adastra have each covenanted and agreed that, prior to the earlier of the time that designees of First Quantum represent a majority of the Adastra Board and the termination of the Support Agreement, except with the prior written consent of the other party or as expressly contemplated or permitted by the Support Agreement, each party will, and will cause each of its subsidiaries to conduct its and their respective businesses in the ordinary course consistent with past practice in all material respects and to use reasonable best efforts to preserve intact its present business organization and goodwill, to preserve intact their respective real property interests, mining leases, mining concessions, mining claims, exploration permits or other property, mineral or proprietary interests or rights in good standing, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with them. Each of First Quantum and Adastra has also agreed that it will not and will cause each of its Subsidiaries not to take certain actions specified in the Support Agreement.

Each of First Quantum and Adastra has also agreed to notify the other party of (a) the occurrence, or failure to occur, of any event which occurrence or failure would cause or may cause any of the representations or warranties of such party contained in the Support Agreement to be untrue or inaccurate in any material respect at any time up to the time that designees of First Quantum represent a majority of the Adastra Board; and (b) any failure of such party, or any officer, director, employee, representative or agent of such party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Support Agreement.

Other Covenants

Each of Adastra and First Quantum has agreed to a number of mutual covenants, including to co-operate, where appropriate, and use all reasonable efforts to take all action and do all things necessary, proper or advisable: (a) to consummate and make effective as promptly as is practicable the transactions contemplated by the Improved First Quantum Offer and the Support Agreement; and (b) to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by governmental authorities.

Officers’ and Directors’ Insurance and Indemnification

First Quantum has agreed that for a period of not less than six years from the date on which designees of First Quantum represent a majority of the Adastra Board, First Quantum will cause Adastra (or its successor) to maintain Adastra’s and its Subsidiaries’ current directors’ and officers’ insurance policies (or substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to claims arising from facts or events which occurred on or before such date. After the date on which designees of First Quantum represent a majority of the Adastra Board, First Quantum will cause Adastra to indemnify the directors and officers of Adastra and its Subsidiaries during all periods prior to such date to the fullest extent to which Adastra and the Subsidiaries are permitted to indemnify such officers and directors under their respective articles, by-laws, applicable Law and contracts of indemnity.

Outstanding Stock Options

Adastra has agreed to use its commercially reasonable efforts to encourage all holders of Options to conditionally exercise or terminate such Options and all holders of Warrants to exercise such Warrants and to tender the Adastra Shares to be issued as a result of such conditional exercise or termination of Options or exercise of Warrants to the Improved First Quantum Offer.

DIRECTORS AND SENIOR OFFICERS OF ADASTRA

AND OWNERSHIP OF SECURITIES

As of the date of this Notice of Change, the Directors’ Circular sets forth the names and positions with Adastra of each director and senior officer of Adastra and the number and designation of outstanding securities of any class, beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates. No securities of Adastra are beneficially owned, directly or indirectly, or controlled by any person or company acting jointly or in concert with Adastra.

PRINCIPAL SHAREHOLDERS OF ADASTRA

To the knowledge of the directors and senior officers of Adastra after reasonable inquiry, the only person who, or corporation which, beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of any class of securities of Adastra at the date of this Notice of Change is Prudential plc and its subsidiaries which hold 11,459,400 Adastra Shares (or 14.8% of Adastra’s issued shares).

TRADING IN SECURITIES OF ADASTRA

During the six months preceding the date of the Notice of Change, none of Adastra, the directors and senior officers of Adastra nor, to the knowledge of the directors and senior officers of Adastra after reasonable enquiry, any of their respective associates, any person or company holding more than 10% of the issued and outstanding Adastra Shares or any person acting jointly or in concert with Adastra, has traded any Adastra securities or rights to acquire securities of Adastra, other than as indicated in the Directors’ Circular.

ISSUANCES OF SECURITIES OF ADASTRA

No Adastra Shares or securities convertible into Adastra Shares have been issued to the directors or senior officers of Adastra during the two years preceding the date hereof, other than as indicated in the Directors’ Circular.

OWNERSHIP OF SECURITIES OF FIRST QUANTUM

Other than M&G Investment Management Limited on behalf of Prudential plc, which according to public filings made by First Quantum, owns approximately 10.93% of the issued and outstanding common shares of First Quantum, none of Adastra, the directors and senior officers of Adastra and, to the knowledge of the directors and senior officers of Adastra after reasonable enquiry, none of their respective associates, or any person or company holding more than 10% of any class of equity securities of Adastra beneficially owns, directly or indirectly, or exercises control or direction over, any securities of First Quantum. No securities of First Quantum are beneficially owned, directly or indirectly, or controlled by any person or company acting jointly or in concert with Adastra.

RELATIONSHIP BETWEEN FIRST QUANTUM AND DIRECTORS,

SENIOR OFFICERS AND SHAREHOLDERS OF ADASTRA

Other than described above under “Intention with Respect to the Improved First Quantum Offer”, no contracts, arrangements or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or senior officers of Adastra remaining or retiring from office if the Improved First Quantum Offer is successful) have been made or proposed to be made between First Quantum and any of the directors or senior officers of Adastra. Other than described above under “Intention with Respect to the Improved First Quantum Offer”, none of the directors or senior officers of Adastra is a director or officer of First Quantum or any subsidiary of First Quantum. None of the directors and senior officers of Adastra and, to the knowledge of the directors and officers of Adastra after reasonable enquiry, none of their respective associates, has any interest in any material contract to which First Quantum is a party.

To the knowledge of the directors and senior officers of Adastra, other than described above under “Intention with Respect to the Improved First Quantum Offer”, no special contract, arrangement or understanding, formal or informal, has been made or proposed to be made between First Quantum and any Adastra shareholder with respect to the Improved First Quantum Offer.

MATERIAL CHANGES IN THE AFFAIRS OF ADASTRA

Except as publicly disclosed or as otherwise described or referred to in this Notice of Change and the Directors’ Circular, no other information is known to the directors or senior officers of Adastra that indicates any material change in the affairs or prospects of Adastra since October 31, 2005.

OTHER INFORMATION

Except as disclosed in this Notice of Change and the Directors’ Circular, there is no information that is known to the directors and officers of Adastra that would reasonably be expected to affect the decision of the holders of Adastra Shares (or securities convertible into Adastra Shares) to accept or reject the Improved First Quantum Offer.

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides holders of Adastra Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Adastra Shares. However, such rights must be exercised within prescribed time limits. Holders of Adastra Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE NOTICE OF CHANGE

The contents of this Notice of Change have been approved by the Board of Directors and the delivery of this Notice of Change has been authorized by the Board of Directors.

CONSENT OF N M ROTHSCHILD & SONS LIMITED

April 18, 2006
To: The Special Committee of the Board of Directors and
the Board of Directors of Adastra Minerals Inc.

We hereby consent to the references to the opinion dated April 11, 2006 of our firm in the notice of change to the circular of the Board of Directors of Adastra Minerals Inc. dated April 18, 2006 (the “Notice of Change”) and under the caption “Reasons for the Board’s Recommendation” therein and to the inclusion of the foregoing opinion in the Notice of Change. In providing such consent, except as may be required by securities laws, we do not intend that any person other than the Special Committee of the Board of Directors and the Board of Directors rely upon such opinion.

(signed) N M Rothschild & Sons Limited

CERTIFICATE

April 18, 2006

The foregoing, together with the Directors’ Circular dated February 17, 2006 and Notice of Change to Directors’ Circular dated March 24, 2006, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing, together with the Directors’ Circular dated February 17, 2006 and Notice of Change to Directors’ Circular dated March 24, 2006, does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Improved First Quantum Offer within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors of Adastra Minerals Inc.

(signed) Bernard Vavala	(signed) Timothy Read
Director	Director

SCHEDULE A

ROTHSCHILD

The Special Committee of the Board of Directors
and the Board of Directors of Adastra Minerals Inc.
Castlewood House
77/91 New Oxford Street
London, WC1A 1DG

April 11, 2006

We understand that the board of directors (the "Board" or "you") of Adastra Minerals Inc. ("Adastra" or the "Company") has received an offer from First Quantum Minerals Ltd. ("First Quantum") to acquire all the outstanding shares of the Company (the "Adastra Shares") (as amended by First Quantum on March 10, 2006, March 21, 2006 and April 3, 2006, the "Original Offer"). We also understand that First Quantum has agreed to make a revised offer (the "Revised Offer") to acquire all the outstanding Adastra Shares on the basis of (i) one First Quantum common share plus Cdn.$0.265 in cash for every 14.76 Adastra Shares, or (ii) Cdn.$2.92 in cash per Adastra Share, subject to pro ration based on the maximum amount of cash to be paid by First Quantum of approximately Cdn.$41 million and the maximum number of First Quantum common shares to be issued of approximately 4.9 million, taking into account the conversion of Adastra's outstanding share options and warrants (the "Revised Consideration"). Assuming full pro ration of these fixed amounts of cash and shares, this would result in approximately Cdn.$0.475 in cash and approximately 0.057 First Quantum common shares per Adastra Share). The terms and conditions of, and other matters relating to, the Revised Offer are set forth in a support agreement (the "Support Agreement"), which Adastra intends to enter into with First Quantum on or about the date hereof.

We have been retained by the Board under the supervision of the special committee (the "Special Committee"), which we understand has been constituted for the purpose of considering offers to acquire Adastra including the Original Offer, making recommendations to the Board regarding any such offers and reviewing strategic alternatives, and to provide an updated opinion (the "Updated Opinion") as to the adequacy, from a financial point of view, of the Revised Consideration to the shareholders of Adastra (the "Shareholders"). We have not prepared a formal valuation of the Company or any of its securities or assets and this Updated Opinion should not be construed as such.

Engagement

Pursuant to an agreement (the "Engagement Agreement") between the Company and N M Rothschild & Sons Limited ("Rothschild", or "we") dated and effective as of December 8, 2005 and pursuant to a letter addressed to the Special Committee dated February 1, 2006, Rothschild was formally engaged by the Board under the supervision of the Special Committee to provide advice and assistance to the Special Committee and, if directed by the Special Committee, to the Board, and to render the Updated Opinion to the Special Committee and the Board. The terms of the Engagement Agreement provide that Rothschild is to be paid a fee for its services to the Board. On February 16, 2006 and on March 23, 2006, Rothschild delivered to the Special

N M Rothschild & Sons Limited
New Court, St. Swithin's Lane
London EC4P 4DU, United Kingdom

Telephone +44 (0)20 7280 5000
Investment Banking Facsimile +44 (0)20 7280 5671
www.rothschild.com

Registered number 925279 England
Registered office as shown
Authorised and Regulated by
the Financial Services Authority

Committee and to the Board its opinion that the consideration under the Original Offer was inadequate, from a financial point of view, to the Shareholders.

Credentials of Rothschild

Rothschild is a member of the Rothschild Group, which is one of the world's leading independent investment banks with 30 offices in 22 countries. Rothschild's main activities include investment banking, corporate finance and financial advisory services to public and private corporations and to governments and their agencies. Rothschild is not affiliated with commercial banks, financial institutions or industrial groups in Canada. This Updated Opinion is the opinion of Rothschild, and its form and content have been reviewed and approved for release by a committee of the directors and officers of Rothschild, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Relationship with Interested Parties

Neither Rothschild nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company or any of its associates or affiliates. We are acting as financial adviser to the Board under the supervision of the Special Committee with respect to the Revised Offer and will receive a fee from the Company for our services, which is not contingent upon the completion or failure of the transaction contemplated by the Revised Offer, or of any other offer for the Company. We are currently engaged to provide additional financial advisory services to the Company and we or our affiliates may in the future provide financial services to the Company and/or First Quantum in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

In light of the Revised Offer, you have requested our opinion as to whether the Revised Consideration is adequate, from a financial point of view, to the Shareholders.

Scope of Review

In arriving at our opinion set forth below, we have, among other things:

i) reviewed a draft of the Support Agreement dated April 11, 2006;

ii) reviewed the Offer to Purchase dated February 2, 2006, the Notice of Variation and Extension dated March 10, 2006, the Notice of Variation and Extension dated March 21, 2006, and the Notice of Extension dated April 3, 2006 (collectively, the "Circular");

iii) reviewed the Directors' Circular dated February 17, 2006 and the Notice of Change to Directors' Circular dated March 24, 2006 (collectively, the "Director's Circular");

iv) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates that we deemed to be relevant;

v) reviewed certain publicly available business and financial information concerning First Quantum and the industries in which it operates that we deemed relevant;

vi) compared the financial terms of the Revised Offer with the publicly available financial terms of certain other transactions involving publicly listed companies we deemed relevant and the consideration received in such transactions;

vii) analysed the projected cash flows associated with the Kolwezi Project, based on costs and production forecasts provided by management of the Company;

viii) compared the financial terms of the Revised Offer with the terms of those of the proposed sale of a minority interest in the Kolwezi Project to Mitsubishi Corporation, as advised by the Company;

ix) reviewed the current and historical market prices of the Adastra Shares and First Quantum shares and compared them with those of certain publicly traded securities of such other companies that we deemed relevant;

x) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

xi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of management of the Company with respect to the Revised Offer, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

Assumptions and Limitations

This Updated Opinion is subject to the assumptions, explanations and limitations set forth below and elsewhere herein.

With the Special Committee's approval and as provided for in the Engagement Agreement, in preparing this Updated Opinion, Rothschild has relied upon and assumed, without independent verification, the accuracy, completeness and fair presentation of all the financial and other information, data, documents, advice, opinions and representations obtained by it that was publicly available or was furnished to us by the Company and its affiliates and advisers, or otherwise reviewed by or other information and materials of whatsoever nature or kind respecting the Company, its subsidiaries, and the Revised Offer (the "Information"), and we have not assumed any responsibility or liability therefore. Our Updated Opinion is conditional upon such completeness, accuracy and fair presentation of the Information.

We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company. When relying on financial analyses and forecasts provided to us or discussed with us by the Company, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the Company's management as to the expected future results of operations and the financial condition of the Company to which such analyses or forecasts relate or the potential strategic implications or operational benefits resulting from the transaction contemplated by the Revised Offer. In rendering the Updated Opinion we express no view as to the reasonableness of such forecasts, budgets, strategic implications or operational benefits or the assumptions on which they are based.

We have relied as to all legal matters relevant to rendering the Updated Opinion upon the advice of our counsel. We have made several assumptions, including that all of the conditions required to implement the Revised Offer will be met and that the disclosure provided or incorporated by reference in the Support Agreement, the Circular, and the Directors' Circular with respect to the Company, First Quantum, their respective subsidiaries and affiliates, the Original Offer and the Revised Offer is accurate in all material respects.

Our Updated Opinion is necessarily based on securities and commodity markets and on economic, financial and other general business conditions as they exist and can be evaluated on, and the Information, as of the date hereof and the conditions and prospects, financial and otherwise, of the Company, its subsidiaries and affiliates, as they were reflected in the Information and as they were represented to Rothschild in discussions with management of the Company. We are expressing no opinion herein as to the price at which Adastra Shares will trade at any future time.

Our Updated Opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Company of the Revised Consideration and we express no opinion as to any underlying decision that the Company may make to engage in the transactions contemplated by the Revised Offer or in any alternative transaction. In addition, we express no opinion as to the fairness of the Revised Consideration relative to the consideration offered under any proposed alternative transaction. In our analyses and in preparing this Updated Opinion, we have made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Rothschild or any party involved in the transactions contemplated in the Revised Offer.

This Updated Opinion does not constitute a recommendation to any Shareholder as to how such Shareholders should vote with respect to the Revised Offer or any other matter should the Revised Offer or any other matter come to a vote of the Shareholders.

You have not asked us to address, and this Updated Opinion does not address, the fairness or inadequacy of the Revised Offer to, or any other consideration of, the holders of any class of securities, any creditors or any other constituencies of the Company other than the Shareholders.

This Updated Opinion is provided for the use of the Special Committee and the Board only, in connection with, and for the purpose of, their evaluation of the Revised Offer. This Updated Opinion may not (in whole or in part) be disclosed, referred to, used, relied upon, or communicated to or by any person other than the Special Committee or the Board for any purpose whatsoever without the express prior written consent of Rothschild and Rothschild disclaims all liability to third parties as a result of the circulation or publication, reproduction or use of this Updated Opinion contrary to the provisions of this paragraph. Notwithstanding the foregoing, this Updated Opinion may be reproduced in full in the Notice of Change to Directors' Circular to be mailed to Shareholders and filed as required with the securities regulatory authorities in Canada.

Rothschild believes that its Updated Opinion must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Updated Opinion. The preparation of an opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

This Updated Opinion is given as of the date hereof and, although we reserve the right to change or withdraw this Updated Opinion if we learn that any of the Information on which we relied in preparing this Updated Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw this Updated Opinion, to advise any person of any change that may come to our attention or to update this Updated Opinion after the date hereof.

We were not engaged to, and we did not, assess any legal, tax or accounting aspects or consequences of the transactions contemplated by the Revised Offer.

Fairness Opinion

Based on and subject to the foregoing, Rothschild is of the opinion that, as of the date hereof, the Revised Consideration is fair, from a financial point of view, to the Shareholders.

Very truly yours,

N M Rothschild & Sons Limited

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADASTRA SHAREHOLDERS
ACCEPT
THE IMPROVED FIRST QUANTUM OFFER
AND TENDER THEIR COMMON SHARES

Shareholders requiring advice or assistance concerning the Improved First Quantum Offer are urged to contact:
In North America - The Equicom Group – Toll Free: 1-800-385-5451
In Europe and elsewhere – Adastra Minerals Inc. - +44 (0) 20 7257 2040